Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Leigh Parrish
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FOURTH QUARTER AND FISCAL 2012 FINANCIAL RESULTS

~ Fourth Quarter Net Income up 27% to $10.5 Million; EPS $.33 including $.03 in Due Diligence costs vs. $.26 Prior Year ~

~ Fiscal 2012 Net Income up 19% to $54.6 Million; EPS $1.69 including $.03 in Due Diligence costs vs. $1.44 Prior Year ~

~ Fiscal 2013 Estimated EPS Range of $1.65 to $1.85 ~

~ Increasing Quarterly Cash Dividend 11.1% from $.09 to $.10 per Share ~

ROCHESTER, N.Y. – May 24, 2012 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), (“Monro” or the “Company”), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 31, 2012.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2012 increased 13.9% to a record $171.7 million as compared to $150.8 million for the fourth quarter of fiscal 2011. On a reported basis, comparable store sales increased 7.4%. Adjusted for days, comparable store sales increased .7%, slightly below the Company’s previously estimated range of 1% to 4% and compared to flat comparable store sales for the same period last year. Adjusted for days, comparable store sales increased approximately 4% for brakes, 2% for tires and 1% for front end/shocks. Comparable store sales, adjusted for days, decreased by approximately 8% for exhaust and 1% for both maintenance services and alignments. The total sales increase for the fourth quarter of $20.9 million included an increase in sales from new stores of $11.5 million.

Gross margin decreased to 38.7% in the fourth quarter from 40.1% in the prior year quarter due to increased tire and oil costs and the Company’s decision to not pass certain increases along to consumers, partially offset by reduced costs from the Company’s direct import purchasing program, improved labor productivity and leveraging of fixed occupancy costs. Total operating expenses were $49.0 million, or 28.6% of sales, as compared with $46.0 million, or 30.5% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to operating leverage, and the additional sales days in the quarter.

Operating income for the quarter increased 21.2% to $17.5 million from $14.4 million in the fourth quarter of fiscal 2011. Interest expense was $1.6 million as compared to $1.2 million in the fourth quarter of fiscal 2011.

Net income for the fourth quarter increased 27.3% to a record $10.5 million from $8.2 million in the prior year period. Diluted earnings per share for the quarter increased 26.9% to $.33, including approximately $.03 in due diligence costs related to Midas, which was sold to a higher bidder, as compared to diluted earnings per share of $.26 in the fourth quarter of fiscal 2011. Net income for the fourth quarter reflects an effective tax rate of 34.9% as compared with 37.7% for the prior year period.

The Company added two locations and closed two locations during the quarter, ending fiscal 2012 with 803 stores.

Robert G. Gross, Chairman and Chief Executive Officer stated, “Our fourth quarter performance reflects the ongoing challenges facing consumers in the current economic environment. With higher gas and food prices, high unemployment and an unseasonably warm winter, the cautious consumer continues to defer and prioritize purchases. Comparable brake sales were again solid, posting a 4% increase consistent with the 5% increase in the third quarter. At the other end of the spectrum, comparable exhaust sales were down 8% this quarter after being up 12% in the third quarter. Encouragingly, our recent acquisitions continue to outperform. Overall, our performance during the fourth quarter continues to demonstrate the strength and flexibility of our low cost business model and the ability of our employees to consistently provide superior service to attract new customers and keep our loyal customers returning.”

Fiscal Year Results

Net sales for fiscal 2012 increased 7.8% to a record $686.6 million from $636.7 million for fiscal 2011. On a reported basis, comparable store sales increased 2.0%. Adjusted for days, comparable store sales increased .1% for the year, on top of three straight years averaging 6% growth.

Gross margin was 40.3% for fiscal 2012 compared to 40.4% in the prior year. The decrease in gross margin as a percentage of sales largely reflects increased tire and oil costs and the Company’s decision to not pass certain increases along to consumers, offset by the Company’s direct import program, improved labor productivity and leveraging of fixed occupancy costs.

Total operating expenses were $185.0 million, or 26.9% of sales, for fiscal 2012, compared with $179.1 million, or 28.1% of sales, for the prior fiscal year. Operating income for the year increased 16.6% to $91.4 million from $78.4 million in fiscal 2011. Interest expense was $5.2 million in fiscal 2012 as compared to $5.1 million in fiscal 2011.

Net income for fiscal 2012 increased 19.1% to a record $54.6 million, or $1.69 per diluted share from $45.8 million, or $1.44 per diluted share, for fiscal 2011. This was within the Company’s estimated range of $1.71 to $1.75 excluding the aforementioned approximate $.03 in due diligence costs.

Acquisitions Update

Monro completed the acquisition of the retail stores of Kramer Tire on April 1, 2012, consisting of 20 locations in Norfolk, Virginia generating annualized sales of approximately $25 million. Additionally, the Company is scheduled to complete the acquisition of 18 retail stores of Colony Tire on June 3, 2012. The Colony tire stores are located in North Carolina and generate annual sales of approximately $25 million. It is management’s intention to retain these store employees. The Company has also signed a Letter of Intent on one more similar-sized transaction, which it anticipates closing in the second quarter of fiscal 2013.

Increase in Quarterly Cash Dividend

Additionally, the Company announced that its Board of Directors has approved a $.01 increase in the Company’s cash dividend for the first quarter of fiscal year 2013 to $.10 per share, representing an increase of 11.1% from the quarterly dividends paid in fiscal 2012. The cash dividend is payable on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The increased dividend will be payable on June 14, 2012 to shareholders of record as of June 4, 2012.

Company Outlook

Based on current visibility, business and economic trends, the recent and pending acquisitions, as well as fiscal 2013 being a 52-week year compared to a 53-week year in fiscal 2012, the Company anticipates fiscal 2013 sales to be between $750 and $775 million. Adjusted for days, comparable store sales increases are expected to be in the range of 0% to 3%. Fiscal 2013 diluted earnings per share are expected to be in the range of $1.65 to $1.85. This compares to $1.69 diluted earnings per share in fiscal 2012, or $1.65 diluted earnings per share excluding an estimated $.07 benefit from the 53rd week and $.03 of due diligence costs incurred in the fourth quarter. The estimate is based on 32.3 million weighted average shares outstanding.

For the first quarter of fiscal 2013, the Company anticipates comparable store sales decreases to be in the range of 5% to 7%. The Company expects diluted earnings per share for the first quarter to be between $.35 and $.40, as compared to $.48 for the first quarter of fiscal 2012.

Mr. Gross concluded, “As we look forward, we continue to have a positive long-term outlook for our industry and company, though we are more cautious near-term as we believe that higher gas prices and the macroeconomic environment will continue to weigh on consumer sentiment and purchasing behavior. The first quarter has started off weaker than we anticipated and our comparable store performance in fiscal 2013 will be dampened due to these challenges. However, we have historically leveraged our strong business model to continue to expand our operations and enhance shareholder returns regardless of the economic or operating environment. As we move through fiscal 2013, we anticipate that we will have improved performance as customers turn to us for purchases that have been deferred. We are very optimistic about growing our market share further in fiscal 2013 through accelerated, disciplined and accretive acquisitions, even beyond those referred to above, that should allow us to achieve greater economies of scale while positioning the company even more strongly for the long-term. The increase in our quarterly dividend announced today, which is the seventh increase in the last seven years, reflects the Board’s continued confidence in Monro’s long-term strategic plan and commitment to increasing shareholder returns.”

Investor Conference and Webcast

The Company also announced today that Mr. Gross will present at the Stephens Spring Investment Conference and the Piper Jaffray Consumer Conference, both in New York City. The Company’s presentation at the Stephens Spring Investment Conference is scheduled for Tuesday, June 5, 2012 at 8:30 a.m. Eastern Time. A live webcast of the presentation will be available via the Investor Relations section of the Company’s website (www.monro.com) and will be archived for two weeks following the date of the presentation. The Company’s attendance at the Piper Jaffray Consumer Conference is scheduled for Wednesday, June 6, 2012.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 24, 2012 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-220-8440 and using the required pass code 9175400. A replay will be available approximately one hour after the recording through Thursday, June 7, 2012 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 7, 2012.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 820 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures ,the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 26, 2011.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2012	2011	% Change
Sales	$171,745	$150,808	13.9%

Cost of sales, including distribution and occupancy costs	105,252	90,379	16.5

Gross profit	66,493	60,429	10.0

Operating, selling, general and administrative expenses	49,043	46,035	6.5

Operating income	17,450	14,394	21.2

Interest expense, net	1,557	1,233	26.3

Other income, net	(234)	(80)	189.4

Income before provision for income taxes	16,127	13,241	21.8

Provision for income taxes	5,626	4,993	12.7

Net income	$10,501	$8,248	27.3

Diluted earnings per share	$.33	$.26	26.9%

Weighted average number of diluted shares outstanding	32,196	31,970

Number of stores open (at end of quarter)	803	781

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2012	2011	% Change
Sales	$686,552	$636,678	7.8%

Cost of sales, including distribution and occupancy costs	410,155	379,166	8.2

Gross profit	276,397	257,512	7.3

Operating, selling, general and administrative expenses	184,981	179,127	3.3

Operating income	91,416	78,385	16.6

Interest expense, net	5,220	5,095	2.5

Other income, net	(490)	(647)	(24.3)

Income before provision for income taxes	86,686	73,937	17.2

Provision for income taxes	32,074	28,096	14.2

Net income	$54,612	$45,841	19.1

Diluted earnings per common share	$1.69	$1.44	17.4%

Weighted average number of diluted shares outstanding	32,237	31,807

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 31,	March 26,
	2012	2011
Current assets

Cash	$3,257	$2,670

Inventories	97,356	98,964

Other current assets	33,687	27,149

Total current assets	134,300	128,783

Property, plant and equipment, net	212,994	200,596

Other noncurrent assets	162,798	122,461

Total assets	$510,092	$451,840

Liabilities and Shareholders’ Equity

Current liabilities	$109,794	$109,440

Long-term debt	51,164	41,990

Other long term liabilities	21,635	20,161

Total liabilities	182,593	171,591

Total shareholders’ equity	327,499	280,249

Total liabilities and shareholders’ equity	$510,092	$451,840